Exhibit 99.1
AeroGrow Reports Results for the Quarter Ended September 30, 2013

•	Overall sales decline on planned inventory transition
•	Sales to retailers up sharply as national accounts gain traction

BOULDER, CO--(Marketwired – Nov. 12, 2013) - AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or the "Company"), which sells the AeroGarden® line of high-output, soil-free indoor gardens, seed pod kits, and accessory items, announced results for the quarter ended September 30, 2013, the second quarter of AeroGrow’s 2014 fiscal year.

For the three months ended September 30, 2013, total revenue of $676,035 was down 41% relative to the same period in the prior year.  The decline was caused by the strategic decision to reduce inventory as the Company transitioned to a new line of ‘Miracle-Gro AeroGarden’ products co-branded with the nationally recognized Miracle-Gro brand.  Due to the inventory shortage, the Company’s website was out of stock on most garden items throughout much of the quarter,  and spending on advertising was reduced 64.6% from the prior year, further impacting revenue.  Partially offsetting the decline in our direct-to-consumer channel was the large sales increase in our retail channel, from $6,419 in the prior period to $148,466 for three months ended September 30, 2013.

“Our April 2013 partnership with the Scott’s Miracle-Gro Company presents multiple opportunities for sustained, long term growth,” said Mike Wolfe, AeroGrow’s President and Chief Executive Officer.   “One of those is the co-branding of our product lines under the ‘Miracle-Gro AeroGarden’ brand, however sales this past quarter were negatively impacted in the short term as we drew down inventories of old merchandise in advance of the co-branded launch.  That launch was completed during October and early November; we are once again in stock with new and co-branded products, and are well prepared with adequate inventory for selling this holiday season.

“In addition to co-branding, our efforts at entering the retail marketplace – in some cases with the help of the team at Scotts – has also proved successful. We are launching, testing or expanding in no fewer than 8 new major national accounts during the current quarter.  These efforts are leaving us well-poised for further expansion in coming quarters and years.   Having restructured our company and generated significant efficiencies in the operating of our business over the past several years, I believe that as sales through these new channels increase we will begin to see this expansion drive significant improvement to our financial results.

“I’m also excited about several new products that we have added to our line.  Our new LED AeroGarden, which is being featured in the current FrontGate catalog, is truly revolutionary.  And our new growing technology that allows AeroGardeners to grow everything from strawberries to bonsai trees is sure to be a hit.   We’ve added ten new products to our product line, all of which are featured in our new 40 page catalog (our biggest ever) and which can be viewed at AeroGarden.com.”

On April 23, 2013 the Company announced that Scotts Miracle-Gro had made a $4.5 million equity investment and IP acquisition with the Company, resulting in a 30% beneficial ownership interest in AeroGrow.  In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth.  The agreement affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name while also providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2013 and September 30, 2012

Summary Overview

For the three months ended September 30, 2013, total revenue of $676,035 was down 40.9%, or $468,225 relative to the same period in the prior year.  The decline was caused by a $592,087, or 53.2%, decline in sales to direct-to-consumer channels caused by lack of advertising due to low inventory levels as we rebrand our product line with the Miracle-Gro trade name.  This decline was partially offset by the sales in our retail channels which were up 2,219.9%, or $142,047, primarily due to sales to newly acquired retail accounts, particularly Amazon.com.   Sales to international distributors decreased by 73.4% to $6,600 in the three months ended September 30, 2013 relative to the same period in the prior year. This decrease is also attributable to lack of promotional activity due to our low inventory levels as we rebranded our product.

We saw a 32.4% year-over-year increase in the efficiency of our marketing efforts during the three months ended September 30, 2013, as measured by dollars of direct-to-consumer sales per dollar of advertising expense. Sales per dollar of advertising expense totaled $12.25 for the three months ended September 30, 2013, as compared to $9.26 per dollar of advertising expense in for the same period the previous year. Marketing efficiency improved as we reduced our marketing spending due to the lack of inventory. We spent only $42,512 during the three months that ended September 30, 2013 compared to $120,260 for the same period in the previous year.

On a product line basis, we experienced a year-over-year decrease in the mix of AeroGardens as a percent of total revenue as existing customers continued to purchase seed kits and accessories while we had low inventory levels of AeroGardens.  For the three months ended September 30, 2013, AeroGarden sales represented 21.3% of total revenue, as compared to 35.9% in the prior year period.  Seed kit and accessory sales increased as a percent of the total to 78.7% from 64.1% in the prior year period.

Our gross margin for the three months ended September 30, 2013 was 42.5%, down from 52.3% in the prior year period as we shift our revenue mix from higher margin direct response customers and seed kit sales to lower margin retailers, international distributors and AeroGarden sales. Our gross margin is also affected by brand and intellectual property royalty fees associated with our strategic alliance with Scotts Miracle-Gro, which we believe will result in expanded sales outlets and decreased gross margins.

In aggregate, our total operating expenses decreased 18.0% or $177,760 year-over-year, principally because we did not replace our CFO who resigned in April 2013, spent $77,747 less in advertising expense and conducted less research and development costs after we introduced the AeroGrow Ultra in the third quarter of Fiscal 2013.

As a result of lower sales, our operating loss increased to $521,459 for the three months ended September 30, 2013, from $388,457 in the prior year period.

Other income and expense for the three months ended September 30, 2013 totaled to a net other expense of $100,368, as compared to net other expense of $10,917 in the prior year period.  The net other expense in the current year period includes $12,321 expense relating to the fair value revaluation of the warrants held by Scotts Miracle-Gro.  For the three months ended September 30, 2012, net other expense included the impact of $80,389 in non-recurring gains relating to adjustments in estimates of certain accounts payable accounts.

The net loss for the three months ended September 30, 2013 was $621,827, more than the $398,654 loss in the prior year due to the lower overall sales as a result of low inventory levels as we rebrand our product line with the Miracle-Gro trade name.

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended September 30,		Six Months ended September 30,
	2013	2012	2013	2012
Product sales	$676,035	$1,144,260	$1,799,204	$2,560,793
Cost of revenue	388,405	545,868	1,109,849	1,238,200
Gross profit	287,630	598,392	689,355	1,321,593

Operating expenses
Research and development	33,569	115,114	55,238	208,138
Sales and marketing	394,199	432,061	864,220	883,238
General and administrative	381,321	439,674	780,552	1,017,290
Total operating expenses	$809,089	$986,849	$1,700,010	$2,108,666

Loss from operations	(521,459)	(388,457)	(1,010,655)	(787,073)

Other (income) expense, net
Fair value changes in derivative warrant liability	12,321	--	12,321	--
Interest (income)	(2)	(2)	(4)	(4)
Interest expense	101,546	103,814	192,713	212,789
Interest expense – related party	2,860	4,444	6,453	16,094
Debt conversion cost	-	-	-	6,648,267
Other (income)	(16,357)	(98,059)	(533,014)	(97,757)
Total other (income) expense, net	100,368	10,197	(321,531)	6,779,389

Net loss	$(621,827)	$(398,654)	$(689,124)	$(7,566,462)

Deemed dividend on convertible preferred stock	--	--	(268,157)	--
Net loss attributable to common shareholders	(621,827)	(398,654)	(957,281)	(7,566,462)
Net loss per share, basic and diluted	$(0.11)	$(0.07)	$(0.12)	$(1.31)

Weighted average number of common shares outstanding, basic and diluted	5,904,877	5,809,545	5,904,877	5,786,606

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	September 30, 2013	March 31, 2013
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$2,090,377	$524,491
Restricted cash	24,991	42,294
Accounts receivable, net of allowance for doubtful accounts of $3,505 and $1,100 at September 30, 2013 and March 31, 2013, respectively	77,424	173,096
Other receivables	57,943	168,511
Inventory	1,104,188	1,229,397
Prepaid expenses and other	500,562	204,927
Total current assets	3,855,485	2,342,716
Property and equipment, net of accumulated depreciation of $2,939,893 and $2,868,610 at September 30, 2013 and March 31, 2013, respectively	332,009	265,508
Other assets
Intangible assets, net of $364 and $134,837 of accumulated amortization at September 30, 2013 and March 31, 2013, respectively	1,811	195,403
Deposits	145,014	145,201
Deferred debt issuance costs, net of accumulated amortization of $267,030 and $254,636 at September 30, 2013 and March 31, 2013, respectively	10,658	23,052
Total other assets	157,483	363,656
Total assets	$4,344,977	$2,971,880

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Notes payable	$309,250	$518,347
Notes payable – related party	67,369	122,026
Current portion – long term debt	1,051,997	899,399
Accounts payable	532,262	379,242
Accrued expenses	185,804	292,066
Customer deposits	86,488	156,929
Deferred rent	5,766	6,209
Total current liabilities	2,238,936	2,374,218
Long term debt	--	1,168,711
Total liabilities	2,238,936	3,542,929
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 2,649,007 and 0 shares issued and outstanding at September 30, 2013 and March 31, 2013, respectively	2,649	--
Common stock, $.001 par value, 750,000,000 shares authorized, 5,904,877 and 5,904,877 shares issued and outstanding at September 30, 2013 and March 31, 2013, respectively	5,905	5,905
Additional paid-in capital	79,058,939	75,427,217
Accumulated deficit	(76,961,452)	(76,004,171)
Total stockholders' equity (deficit)	2,106,041	(571,049)
Total liabilities and stockholders' equity (deficit)	$4,344,977	$2,971,880

AEROGROW INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

SALES BY CHANNEL

	Three Months Ended September 30,
	2013	2012
Net revenue
Direct-to-consumer	77.2%	97.3%
Retail	21.9%	0.5%
International	0.9%	2.2%
Total net revenue	100.0%	100.0%

SALES BY PRODUCT

	Three Months Ended September 30,
	2013	2012
% of Total Revenue
AeroGardens	21.3%	35.9%
Seed kits and accessories	78.7%	64.1%
Total	100.0%	100.0%

EBITDA CALCULATION

	Three Months Ended September 30,
	2013	2012
Loss from operations	$(521,459)	$(388,457)
Add back non-cash items:
Depreciation	34,243	31,236
Amortization	(1,425)	3,662
Stock based compensation	43,531	61,407
Warrant liability change	12,321	--
Scott’s Miracle-Gro IP royalty and branding	18,779	--
Total non-cash items	107,449	96,305
EBITDA	$(414,010)	$(292,152)

EBITDA is a non-GAAP measure.  The GAAP measure most directly comparable to EBITDA is net earnings. The non-GAAP financial measure of EBITDA should not be considered as an alternative to net earnings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening market place. With a commitment to "Grow Anything... Anytime... Guaranteed," AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. For more information, visit http://www.aerogrow.com.

About ScottsMiracle-Gro

With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company (NYSE: SMG), through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., Scotts operates Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit http://www.scotts.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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303-415-0200

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